EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-118805) and related Prospectus of CV Therapeutics, Inc. for the registration of $150,000,000 of 2¾% Senior Subordinated Convertible Notes Due 2012 and to the incorporation by reference therein of our report dated February 4, 2004 (except for Note 14, as to which the date is March 2, 2004) with respect to the consolidated financial statements of CV Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

November 15, 2004